Section 12. Code of Ethics/Personal Trading

      XII. CODE OF ETHICS

      In accordance with Rule 204A-1 of the Investment Advisors Act of 1940, The London Company ("TLC") requires that all employees follow the standard of business conduct as set forth in this Code of Ethics document ("the Code"). The Code will be distributed to every employee and each will be required to sign and return documentation in acknowledgement of receipt. Annual recertification that each employee has re-read, understands and has complied with the Code will be documented though signature on the Compliance Manual Employee Review memo, which includes a specific section on the Code to highlight its importance. The anniversary for employee signature will coincide with the distribution of the Compliance Manual in or around October after its annual review.

      TLC places a high value on ethical conduct based on the fundamental principles of openness, integrity, honesty and trust. All employees are challenged to live up to not only the letter of the law, but a sound moral standard. As an investment manager, we owe a fiduciary duty to our clients and therefore must place their interests ahead of our own. All personnel must avoid any conduct which could create a potential conflict of interest, and must ensure that their personal securities transactions do not interfere with the clients' portfolio transactions and that they do not take inappropriate advantage of their positions. By following these principles, our actions will easily fall within a high standard of business conduct. We are committed to maintaining these standards and as such, have adopted strict policies to ensure that everyone adheres to them.

      I. Securities Laws. TLC requires that all employees comply with all applicable securities laws. Ignorance of the law does not preclude one from adhering to it. Should any employee violate current law, they will be subject to immediate termination.

      II. Insider Trading. No TLC employee may trade, either personally or on behalf of others, while in possession of material, non-public information; nor may they communicate material, non-public information to others.

      III. Client Priority. Our first duty is to our clients. All employees are expected to protect client information, securities transactions and holdings. Employees must remember that all investment opportunities are offered first to clients.

      IV. Material Nonpublic Information. This information includes internal firm recommendations as well as client personal information, securities transactions and holdings. Employees will keep firm and client related information private and confidential. In order to prevent the misuse of material nonpublic information, TLC will safeguard this sensitive information in the following ways: (The section below can also be found in Section I. VIII. Privacy Protection.)

            A. Offices. All entrances into the offices of TLC and all files located on the premises are locked when no employees are present.

            B. Computers. All computers are password protected, have virus protection software and updated software patches. The network has a firewall and there is no file sharing outside the network. The external hard drive used for backup purposes is encrypted.

            C. Employees. All employees are required to honor TLC's Client Privacy Policy as outlined in the CM (See Section 13.) The Compliance Manual Employee Review document that all new employees sign when initially hired and all employees sign annually in October includes a specific section on client privacy to highlight the importance of this issue.


                                                                            12-1

Section 12. Code of Ethics/Personal Trading

            D. Interns. All interns will be required to sign and date a copy of the Client Privacy Policy when they are hired. A file of this documentation will be maintained by the CCO.

            E. Vendors. Any vendors or third party service providers that have access to account data have to sign a separate confidentiality agreement if a confidentiality clause is not already included in the service contract. A file of these separate agreements will be maintained by the CCO.

            F. Non-Employees. Any person working in TLC's office space will sign a confidentiality agreement. A file of these agreements will be maintained by the CCO.

            G.    Clients

                  1.    Providing the Client Privacy Notice (See Section 13.)

                        a. The initial Client Privacy Notice will be sent with all new client contracts.

                        b. The Client Privacy Notice will be sent annually to all active clients with the 2nd quarter letter.

                  2. Disposal of Consumer Report Information and Records (also includes and will be referred to as "Client Non-Public Personal Information")

                        a. Paper Copies. All paper copies that contain client non-public personal information will be shredded so that the information cannot be practicably read or reconstructed.

                        b. Electronic Media. All electronic media containing client non-public personal information will be erased or otherwise destructed so that the information cannot be practicably read or reconstructed.

                        c.    Third-Party Service Provider

                              i. Before a service provider is contracted to engage in record destruction on TLC's behalf, reasonably appropriate measures will be taken to determine the competency and integrity of the disposal company and to ensure that the company will dispose of the information in accordance with the disposal rule as outlined in Regulation S-P. Due diligence can include:

                                    1.    Reviewing an independent audit of the
                                          disposal company's operations and/or
                                          its compliance with the disposal rule.

                                    2.    Obtaining information about the
                                          disposal company from several
                                          references or other reliable sources.


                                                                            12-2

Section 12. Code of Ethics/Personal Trading

                                    3.    Requiring that the disposal company be
                                          certified by a recognized trade
                                          association or similar third party.

                                    4.    Reviewing and evaluating the disposal
                                          company's information security
                                          policies or procedures.

                              ii. TLC will notify the service provider that the information for disposal is client non-public personal information.

      V.    Access Persons.

            A. Definition. Those employees in a position to exploit information about client transactions and holdings are considered Access Persons. They will be subject to additional reporting requirements that are not necessary for other employees. An Access Person has access to nonpublic information regarding clients' purchase or sale of securities. An Access Person is involved in making securities recommendations to clients that are nonpublic or who have access to such recommendations. This includes those who have access to nonpublic information regarding the portfolio holdings of an affiliated mutual fund. Since the London Company's primary business is providing investment advice, all directors, officers and partners are presumed to be Access Persons.

            B. List of Access Persons. The Chief Compliance Officer ("CCO") will maintain a list of Access Persons to be updated at the end of each reporting quarter. Any employee that became an Access Person during the reporting quarter will be required to submit reports as itemized in the Code.

      VI. Request for Personal Trading Information. The CCO will send a memo (see Compliance Manual Appendix 2. for sample memo) by email to all Access Persons within the first week of each new quarter requesting a list of personal trades from the previous quarter. This completed form is to be returned by the 10th day of the month. Response by hard copy or email is allowed. If not returned by the 10th day, a second request will be made to the necessary employees. If not returned by the 30th day, a memo will be sent to the Principal and a copy kept in the Personal Securities Transactions file. In addition, all Access Persons shall submit to the CCO all security and brokerage statements for review and file. These statements shall be submitted by the 15th day. If not returned by the 15th day, a second request will be made to the necessary employees. If not returned by the 30th day, a memo will be sent to the Principal and a copy kept in the Personal Securities Transactions file. During months where an employee engages in personal trading, the employee shall submit all security and brokerage statements on a monthly basis for review by the CCO. As such, employees who are not trading will submit statements quarterly, and those who are trading will submit monthly.

            A. Reportable Securities. Reportable securities are considered any where an Access Person has any direct or indirect beneficial ownership. This includes securities held by his or her immediate family members sharing the same household. The Access Person will certify that all transactions are included by their signature on the memo.

            B.    Exceptions. The following are excluded from reporting:

                  1.    Transactions pursuant to an automatic investment plans.


                                                                            12-3

Section 12. Code of Ethics/Personal Trading

                  2. Transactions in accounts where the Access Person has no direct or indirect control.

                  3. Those securities that present little opportunity for improper trading:

                        i. Mutual fund transactions other than those managed by TLC.

                        ii.   Directed obligations of the US government.

                        iii. Money market funds and money market instruments such as bankers' acceptance, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

                        iv. Units of a unit investment trust unless invested exclusively in unaffiliated mutual funds.

            C. Review. The CCO will review and save hard copy files of the lists of employee trades. Each list will be signed and dated by the CCO as proof of review. The Principal will review the CCO's personal trades. The CCO will use employee reports to review the following:

                  1. Assess whether the Access Person followed any required internal procedures.

                  2. Analyze trading patterns that indicate abuse, including market timing.

                  3. Asses whether the Access Person is trading for his own account in the same securities he is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person.

                  4. Investigate any substantial disparities between the quality of performance the Access Person achieves for his own account versus the performance of clients.

                  5. Investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his own account versus the profitability for the clients.

            D. Violations. If the CCO finds any violations of our employee trading policies, the following actions will be taken.

                  1. First Violation. A letter will be sent to the employee in violation highlighting the personal trading policy. The employee will be required to sign, date and return a copy of the memo as proof of notification.

                  2. Second Violation. A letter will be sent to the employee in violation highlighting the personal trading policy and stating that the 3rd offense will result in termination. The employee will be required to sign, date and return a copy of the memo as proof of notification.

                  3. Third Violation. The employee will be terminated as approved by the Principal.

      VII. Request for Employee Holdings. The CCO will send a memo (see Compliance Manual Appendix 3. for sample memo) by email to all Access Persons within the first week of each new year requesting a list of personal holdings as of year-end. Response within 30 days by hard copy or email is allowed. If not returned by the 30th day, a second request will be made to the necessary employees. If not returned within 45 days, a memo will be sent to the Principal and a copy kept in the Personal Securities Holdings file.


                                                                            12-4

Section 12. Code of Ethics/Personal Trading

            New employees will be sent the memo upon initial employment and must respond within 10 days of becoming an Access Person.

            A. Holdings must reflect those as of a date not more than 45 days before the report is submitted.

            B. Reportable securities are considered the same as those listed above in the section on Personal Securities Transactions.

            C. The Access Person will certify that all of their personal and immediate family holdings are included by their signature on the memo returned.

            D. The CCO will review and save hard copy files of the annual holing reports.

      VIII. Restricted Lists. This is a list of securities maintained by the Investment Committee that the firm is analyzing or recommending for client transactions. It may also include securities for which the firm has inside information. It is distributed quarterly to all employees. In the event that a new security is added to or deleted from the restricted list during the quarter, notification of the change will be sent to all employees by the Chief Compliance Officer.

            A. Pre-clearance. All employees are prohibited from personally trading until written authorization is received from the Portfolio Manager and the Trader. (See Compliance Manual Appendix 4. for sample form.) This includes securities on the restricted list, as well as any and all other reportable transaction types. The signed pre-clearance is valid only for the day in which it is signed. If the employee wishes to trade on any other day, the written authorization must be obtained from the Portfolio Manager and Trader. A Portfolio Manager may obtain authorization for trades from the Principal or the Chief Compliance Officer, but must also have the Trader's authorization.

            B. Blackout Period. Employees who wish to trade a security on the restricted list must wait until seven days after all anticipated client trades in the same security are completed. Employees must get a signature from the Portfolio Manager and Trader for all trades they wish to make as confirmation that the blackout period has ended or does not exist. (See Compliance Manual Appendix 4. for sample form.) A Portfolio Manager may obtain authorization for trades from the Principal or the Chief Compliance Officer, but must also have the Trader's authorization.

            C. Employees who wish to participate in an IPO or Private Placement must get a signature from the Portfolio Manager and Trader as confirmation that TLC will not be participating in the same IPO or Private Placement for clients. If TLC will be participating, the employee may be included, but will only receive shares after all client orders have been allocated. (See Compliance Manual Appendix 4. for sample form.) A Portfolio Manager may obtain authorization for trades from the Principal or the Chief Compliance Officer, but must also have the Trader's authorization.


                                                                            12-5

Section 12. Code of Ethics/Personal Trading

            D. Short-swing trading and market timing. All employees are prohibited form participating in short-swing trading and market timing. Short-swing trading is defined as holding a security for less than one week.

      IX. Gifts. No Access Person shall accept a gift or other thing of more than $100 from any person or entity that does business with or on behalf of TLC if such gift is in relation to the business of the employer of the recipient of the gift. In addition, an Access Person who receives an unsolicited gift or a gift with an unclear status under this section shall promptly notify the CCO and only accept the gift upon written approval of the CCO. In addition, no Access Person shall give a gift or other thing of more than $100 to any person or entity that does business with or on behalf of TLC if such a gift is in relation to the business of the employer of the recipient of the gift.

      X. Reporting Violations. All violations of the Code of Ethics should be reported immediately to the CCO.

            a. Employees are expected to self-report if they have committed a violation.

            b. To help prevent retaliation, those reporting violations may do so anonymously. Should retaliation occur against a reporting employee, the person retaliating will be considered in further violation of the Code and appropriate measures will be taken.

      XI. File Maintenance. Copies of the Code, records of violations and actions taken, copies of receipt of the Code by employees, names of Access Persons, holdings and transactions of Access Persons and documentation of decisions approving trades such as Blackout/Pre-Clearance forms will be maintained by the CCO.

            a. All records will be maintained for 5 years in an easily accessible place, including those of employees who are no longer considered Access Persons or those individuals who have left the firm or been terminated. The most recent 2 years will be held on site.

            b. All records will be held in hard copy format until such time as it becomes burdensome or technology permits electronic maintenance.

      XII. A summary description of the Code is included in ADV Part II, along with instructions on how to request a full copy. A full copy of the Code will be also offered annually to clients with the 2nd quarter letter and furnished upon request.

      XIII. The CCO will review and amend the Code as needed.


                                                                            12-6